Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Evoke Pharma, Inc.

Solana Beach, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2024, relating to the financial statements of Evoke Pharma, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

San Diego, California

March 14, 2024